UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2026

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7751 Belfort Parkway, Suite 150, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	JOB	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2026, GEE Group Inc. (the “Company”) (NYSE American: JOB) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Star Equity Fund, LP (collectively with its affiliates, “Star Equity Fund”). Pursuant to the Cooperation Agreement, the Company agreed to declassify the Company’s Board of Directors (the “Board”), such that (i) the directors elected at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) will be elected for a term that expires at the Company’s 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”), (ii) following the 2026 Annual Meeting, a majority of the directors (including, without limitation, those elected in 2025) will be elected for a one-year term at the 2027 Annual Meeting, which will result in a majority of the directors thereafter serving exclusively one-year terms, and (iii) any directors elected or appointed to the Board subsequent to August 21, 2026, shall be elected for a one-year term that expires at the next annual meeting of shareholders.

Subject to the terms and conditions of the Cooperation Agreement, Star Equity Fund has agreed to irrevocably withdraw its notice of intent to nominate a candidate for election to the Board and to present a business proposal at the 2026 Annual Meeting, and to cease all solicitations and related activities in connection with the 2026 Annual Meeting.

During the term of the Cooperation Agreement, Star Equity Fund has agreed to vote all shares of Common Stock of the Company, no par value (the “Common Stock”) beneficially owned by it at all meetings of the Company’s shareholders in accordance with the Board’s recommendations, except that Star Equity Fund may vote (i) in accordance with the recommendation of Institutional Shareholder Services Inc. or Glass, Lewis & Co., LLC if either of them recommends differently from the Board (other than on proposals with respect to the election, removal or replacement of directors or the Company’s “say-on-pay” proposal) and (ii) in its discretion on Extraordinary Transactions (as defined in the Cooperation Agreement) and any amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) (except that Star Equity Fund shall vote in accordance with the Board’s recommendations with respect to any proposal regarding an amendment to the Articles of Incorporation submitted to shareholders at the 2026 Annual Meeting).

Star Equity Fund has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) soliciting proxies; (ii) advising or knowingly encouraging any person with respect to the disposition of any securities of the Company, subject to limited exceptions; (iii) acquiring, in the aggregate, beneficial ownership of more than 7.5% of the outstanding shares of Common Stock; and (iv) taking actions to change or influence the Board, management or the direction of certain Company matters. The Cooperation Agreement also contains certain customary mutual non‑disparagement provisions.

The Cooperation Agreement will terminate on the date that is the earlier of (i) the date that is the opening of the advance notice period pursuant to the Company’s Amended and Restated By-laws for the submission of shareholder director nominations for the 2027 Annual Meeting and (ii) 120 days prior to the one-year anniversary of the 2026 Annual Meeting. Each of the Company and Star Equity Fund has the right to terminate the Cooperation Agreement earlier if the other party commits a material breach of the Cooperation Agreement and such breach is not cured within 15 days after notice or, if such breach is not curable within 15 days, the breaching party has not taken any substantive action to cure within such 15-day period.

The foregoing description of the Cooperation Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

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Item 8.01 Other Events.

On August 21, 2026, the Company issued a press release announcing the Company’s entry into the Cooperation Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated August 21, 2026, by and between GEE Group Inc. and Star Equity Fund, LP.
99.1	Press Release, dated August 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEE GROUP INC.

Date: August 21, 2026	By:	/s/ Kim Thorpe
	Name:	Kim Thorpe
	Title:	Chief Financial Officer

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